Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Fourth Quarter and Fiscal Year 2014 Financial Results

Dallas, Texas – September 10, 2014– PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the fourth quarter and fiscal year ended June 28, 2014.

Fourth Quarter Fiscal Year 2014

Net bookings in the fourth quarter of fiscal 2014 increased $4.7 million, or 10.8%, to $48.3 million, attributed largely to the increased demand for air pollution control equipment both domestically and internationally. The acquisition of substantially all of the assets of CCA Combustion Components Associates (“CCA Combustion Solutions”) in March 2014 also contributed to the year over year increase. The higher level of bookings in the quarter and fiscal year contributed to an aggregate net backlog of $115.9 million as of June 28, 2014.

Revenue in the fourth quarter increased $5.2 million, or 15.1%, to $39.7 million. On a sequential basis, revenue in the fourth quarter was $7.4 million or 23.0% higher than the immediately preceding quarter. The revenue increase is attributed largely to the increased demand for air pollution control equipment, as well as the impact of the acquisition of CCA Combustion Solutions. While revenue from the China market improved, the larger Asia-Pacific region, including China, was relatively flat when compared to the prior year. Increased emphasis on liquidity of many customers within China continues to dampen immediate demand in that region. Customer communications indicate a general delay rather than reduction of long-term growth of energy-related infrastructure in the region.

Gross profit decreased in the quarter by $3.1 million, or 23.7%, to $10.0 million. Gross profit as a percent of revenue declined to 25.2% from 38.1% in the prior year. Gross profit as a percent of revenue in the fourth quarter is in line with the immediately preceding quarter. The impact of higher than planned costs on certain projects and inefficiencies in the operation of the United States manufacturing facilities contributed to the gross profit percentage below historical levels. Gross profit in the fourth quarter of fiscal year 2013 was positively impacted by the customer cancellation of certain contracts in Latin America. The contract cancellations contributed approximately $1.6 million to gross profit during the fourth quarter of fiscal year 2013. Corrective actions are being taken by management to address the inefficiencies however these actions are not expected to result in meaningful improvement until the back half of fiscal year 2015.

Recent financial performance, combined with uncertainties with regard to the timing of anticipated demand and recent profitability of the Company’s Process Products segment, resulted in the recognition of a $26.6 million non-cash impairment charge related to goodwill and intangible assets acquired in prior acquisitions. The non-cash impairment charge was recognized entirely within the Process Products segment.

On a GAAP basis, the Company recognized an operating loss of $30.4 million in the fourth quarter of fiscal 2014 compared to a loss of $1.5 million in the prior year period. On a non-GAAP basis, which excludes the impact of the impairment charges recorded in the fourth quarter of fiscal year 2014 and 2013, the Company had an operating loss of $3.6 million compared to operating income of $2.0 million in the comparable quarter of the prior year. A reconciliation between GAAP and non-GAAP financial results is shown in the tables accompanying this release.

The net loss was $30.0 million, or $(1.42) per diluted share, in the quarter compared to a net loss of $2.8 million, or $(0.13) per diluted share, in the prior year. On a non-GAAP basis, the net loss was $5.5 million, or $(0.26) per diluted share, compared to net income of $0.7 million, or $0.04 per diluted share, in the prior year.

Reporting Segments

Process Products – Our Process Products segment, which includes separation and filtration equipment utilized in power generation, natural gas infrastructure and petrochemical processing, accounts for approximately 75% of the consolidated revenue. Net bookings in the quarter decreased $7.2 million, or 27.1%, when compared to the prior year period as the timing of project awards previously anticipated to be announced in the Company’s fourth fiscal quarter are now expected to be awarded later in calendar 2014. Consistent with historical experience, the project awards vary significantly from quarter to quarter. On a full year basis net bookings, excluding the cancellation of certain contracts in Latin America, increased $11.5 million, or 7.8%, in fiscal year 2014 when compared to fiscal year 2013.

Segment revenue in the quarter decreased $2.1 million, or 7.4%, to $26.0 million. Segment operating income, excluding the impact of the impairment charge, decreased to a loss of $0.3 million from income of $5.3 million in the prior year. The decrease in segment operating income resulted from lower revenue, cost overruns on specific projects, and, to a lesser degree, inefficiencies in our U.S. manufacturing operations. The segment operating income in fiscal 2013 benefited from approximately $1.6 million in cancellation penalties and cost recoveries.

Environmental Systems – Our Environmental Systems segment revenue, which includes air pollution control equipment and combustion conversion solutions, accounts for approximately 25% of our consolidated revenue. Net bookings in the quarter increased $11.9 million, or 70.3%, when compared to the prior year. Because of the relative size of the Environmental System project awards, the net bookings within the Environmental Systems segment have historically fluctuated from period to period more than in the Process Products segment. On a full year basis, net bookings increased $17.0 million, or 53.0%, in fiscal 2014 when compared to fiscal 2013.

Our Environmental Systems segment is benefiting from increased demand for air pollution control equipment, as well as the demand for combustion conversion solutions as customers convert combustion sources from liquid or solid fuels to natural gas. Segment revenue increased $7.3 million, or 113.9%, in the quarter, to $13.7 million. Segment operating income increased $0.9 million to $2.3 million in the quarter.

Fiscal Year 2014

Net bookings in fiscal 2014 increased $28.5 million, or 21.8%, to $159.3 million, attributed largely to the increased demand for energy-related equipment both domestically and internationally when compared to fiscal 2013.

Revenue in fiscal 2014 of $130.7 million was essentially flat in comparison to the prior year as higher revenue from our Environmental Systems segment was offset by lower revenue from our Process Products segment. Our Environmental Systems segment is benefiting from increased demand for air pollution control equipment, as well as the demand for combustion conversion solutions as customers convert combustion sources from liquid or solid fuels to natural gas. The lower revenue from the Process Products segment is largely attributed to the overlap of a significant project in the Middle East substantially completed in fiscal 2014 and delays in anticipated project awards from the Asia-Pacific region, most notably from China.

Gross profit decreased in fiscal 2014 by $10.9 million, or 23.3%, to $35.9 million. Gross profit as a percent of revenue declined to 27.5% in fiscal 2014 from 35.0% in fiscal 2013. Gross profit in fiscal year 2013 was positively impacted by the customer cancellation of certain contracts in Latin America. The contract cancellations contributed approximately $1.6 million to gross profit during fiscal 2013. The impact of higher than planned costs on certain projects and inefficiencies in our manufacturing facilities in the United States contributed to the gross profit percentage below historical levels.

On a GAAP basis, the Company recognized an operating loss of $37.2 million compared to operating income of $0.8 million in the prior year. On a non-GAAP basis, which excludes the impact of the impairment charges recorded in the fourth quarter of fiscal year 2014 and 2013, the Company had an operating loss of $9.5 million compared to operating income of $4.3 million in the prior year. A reconciliation between GAAP and non-GAAP financial results is shown in the tables accompanying this release.

The net loss was $38.4 million, or $(1.82) per diluted share, in fiscal 2014 compared to a net loss of $2.1 million, or $(0.10) per diluted share, in the prior year. On a non-GAAP basis, the net loss was $12.9 million, or $(0.61) per diluted share, compared to net income of $1.6 million, or $0.08 per diluted share, in the prior year.

Reporting Segments

Our Process Products segment revenue in fiscal 2014 decreased $13.7 million, or 12.2%, to $99.0 million compared to $112.7 million in the prior year. Segment operating income, before the impact of the impairment charge decreased $15.2 million, or 80.1%, to $3.8 million compared to $19.0 million in the prior year.

Our Environmental Systems segment revenue increased $10.5 million or 49.5% for the fiscal year, to $31.7 million. The acquisition of CCA Combustion Solutions contributed approximately $4.3 million of the increase in revenue. Segment operating income increased $2.3 million to $6.3 million in the fiscal year.

Financial Condition and Cash Flows

At June 28, 2014, the Company reported $42.8 million of cash and cash equivalents, including $15.6 million of cash and cash equivalents which is restricted as security for outstanding letters of credit, total assets of $167.2 million, net working capital of $55.1 million and a current ratio of 2.1 to 1.0.

Unrestricted cash and cash equivalents decreased $25.7 million during fiscal 2014 compared to an increase of $0.7 million in fiscal 2013. The Company’s financial results, acquisition of CCA Combustion Solutions, construction of manufacturing facilities in the United States and China, and a change in collateral requirements of the Company’s Senior Credit facility all contributed to the decrease in unrestricted cash and cash equivalents in the current fiscal year.

Fiscal Year 2015 Outlook

The Company is beginning the fiscal year with a backlog of $115.9 million which is $31.7 million higher than at the beginning of fiscal year 2014. We expect revenue in fiscal 2015 to be in the range of $150 and $160 million. Growth will be driven by a modest recovery in Process Products and continued strength in Environmental Systems. We would note that the timing of certain projects and incremental bookings remains challenging given the political unrest in the Middle East and Russia, the timing of nuclear power projects and China’s economic condition.

While the Company’s historical gross profit margin has typically ranged from 30% to 32%, fiscal 2014 was negatively impacted by the previously discussed project cost overruns and inefficiencies related to the start-up of our new manufacturing facilities. Based on anticipated product category mix and improvement in our manufacturing activities, we expect to see incremental gross margin improvement throughout the year and exit the year at a rate consistent with our historical gross profit range.

Operating expenses are expected to remain relatively stable except for the impact of the acquisition of CCA Combustion Solutions and certain engineering and project management resources. In aggregate these are expected to add approximately $1 million in quarterly operating expenses when compared with fiscal 2014.

Industry Conditions and Forward Outlook

Peter J. Burlage, Chief Executive Officer, stated, “Our team is clearly disappointed in our FY14 results as we faced a number of headwinds, including delays in anticipated project awards and higher-than-planned project costs at our United States operations. These operational issues cost us approximately $7 million in fiscal 2014 and are not acceptable to me or the team at PMFG. As I noted earlier, we have taken significant steps to correct these issues, including organizational structure and leadership changes in our organization this last year. Although there is still work to be done, we are dedicated to resolving these problems and driving meaningful improvements in fiscal 2015.”

Mr. Burlage continued, “The year ahead presents us with a number of opportunities and challenges, but I am confident our team will execute on our plan to drive growth, improve operational efficiencies and increase shareholder value. I believe we are very well positioned to leverage key growth markets around the world and our focus on key technologies and solutions in the power markets and natural gas value chain will enable us to leverage these global growth megatrends in fiscal 2015 and beyond.”

Conference Call

Peter Burlage, President and Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s results for the fourth quarter and fiscal year ended June 28, 2014, during a conference call scheduled for Wednesday, September 10, 2014, at 9:30 a.m. EDT.

Stockholders and other interested parties may participate in the conference call by dialing +1 866 318-8613 (domestic) or +1 617 399-5132 (international) and entering access code 26353847, a few minutes before 9:30 a.m. EST on September 10, 2014. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit “Event Calendar” in the “Investor Relations” portion of the PMFG, Inc. website at www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through September 17, 2014 by dialing +1 888 286-8010 (domestic) or +1 617 801-6888 (international) and entering access code 92342061. The call also will be archived for 30 days at www.peerlessmfg.com.

About PMFG

We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for natural gas infrastructure, power generation and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, estimations, projections, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements and projections. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while managing its business in a rapidly changing environment; the Company’s ability to maintain compliance with the financial and nonfinancial covenants and other requirements of our debt agreements; risks associated with the timing of anticipated project awards, including in China; risks associated with political unrest in the Middle East and trade sanctions related to Russia; the timing of project awards related to nuclear power generation, construction, relicensing and upgrades; risks associated with our need to improve the operating efficiencies of its manufacturing facilities; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 28, 2014, which the Company intends on filing on September 11, 2014. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, Chief Executive Officer

Mr. Ronald L. McCrummen, Chief Financial Officer

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Phone: (214) 353-5545

Fax: (214) 351-4172

www.peerlessmfg.com

or

Mr. Shawn Severson

The Blue Shirt Group

Phone: (415) 489-2198

Email: shawn@blueshirtgroup.com

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three Months Ended June 28,			Three Months Ended June 29,
	2014			2013
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Operating Results
Revenues	$39,693	$—	$39,693	$34,493	$—	$34,493
Cost of goods sold	29,673	(44)	29,629	21,361	—	21,361

Gross profit	10,020	44	10,064	13,132	—	13,132
Operating expenses	13,775	—	13,775	11,131	—	11,131
Loss on impairment of goodwill and intangibles	26,631	(26,631)	—	3,525	(3,525)	—

Operating income	(30,386)	26,675	(3,711)	(1,524)	3,525	2,001
Other income (expense):
Interest income	(40)	—	(40)	21	—	21
Interest expense	(527)	—	(527)	(29)	—	(29)
Loss on extinguishment of debt	—	—	—	—	—	—
Foreign exchange gain (loss)	(132)	—	(132)	(138)	—	(138)
Other income (expense)	3	—	3	1	—	1

Income (loss) before income taxes	(31,082)	26,675	(4,407)	(1,669)	3,525	1,856
Income tax benefit (expense)	1,023	(2,150)	(1,127)	(1,103)	—	(1,103)

Net earnings (loss)	$(30,059)	$24,525	$(5,534)	$(2,772)	$3,525	$753

Less net earnings (loss) attributable to noncontrolling interest	(51)	—	(51)	8	—	8

Net earnings (loss) attributible to PMFG common stockholders	$(30,008)	$24,525	$(5,483)	$(2,780)	$3,525	$745

Basic earnings per share	$(1.42)		$(0.26)	$(0.13)		$0.04
Diluted earnings per share	$(1.42)		$(0.26)	$(0.13)		$0.04
Weighted-average shares outstanding
Basic	21,067		21,067	20,964		20,964
Diluted	21,067		21,067	20,964		20,964
Adjusted EBITDA
Net earnings (loss)			$(5,534)			$753
Depreciation and amortization			731			756
Interest expense, net			567			8
Income tax expense (benefit)			1,127			1,103

Adjusted EBITDA			$(3,109)			$2,620

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Twelve Months Ended June 28,			Twelve Months Ended June 29,
	2014			2013
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Operating Results
Revenues	$130,650	$—	$130,650	$133,892	$—	$133,892
Cost of goods sold	94,754	(529)	94,225	87,092		87,092

Gross profit	35,896	529	36,425	46,800	—	46,800
Operating expenses	46,505	(576)	45,929	42,457	—	42,457
Loss on impairment of goodwill and intangibles	26,631	(26,631)	—	3,525	(3,525)	—

Operating income	(37,240)	27,736	(9,504)	818	3,525	4,343
Other income (expense):
Interest income	23	—	23	50	—	50
Interest expense	(1,668)	—	(1,668)	(492)	—	(492)
Loss on extinguishment of debt	—	—	—	(291)	291	—
Foreign exchange gain (loss)	(799)	—	(799)	(135)	—	(135)
Other income (expense)	89	—	89	33	—	33

Income (loss) before income taxes	(39,595)	27,736	(11,859)	(17)	3,816	3,799
Income tax benefit (expense)	1,277	(2,293)	(1,016)	(1,471)	(99)	(1,570)

Net earnings (loss)	$(38,318)	$25,443	$(12,875)	$(1,488)	$3,717	$2,229

Less net earnings (loss) attributable to noncontrolling interest	66	—	66	592	—	592

Net earnings (loss) attributible to PMFG common stockholders	$(38,384)	$25,443	$(12,941)	$(2,080)	$3,717	$1,637

Basic earnings per share	$(1.82)		$(0.61)	$(0.10)		$0.08
Diluted earnings per share	$(1.82)		$(0.61)	$(0.10)		$0.08
Weighted-average shares outstanding
Basic	21,086		21,086	20,930		20,930
Diluted	21,086		21,086	20,930		20,946
Adjusted EBITDA
Net earnings (loss)			$(12,875)			$2,229
Depreciation and amortization			2,582			2,682
Interest expense, net			1,645			442
Income tax expense (benefit)			1,016			1,570

Adjusted EBITDA			$(7,632)			$6,923

	June 28,	June 29,
	2014	2013
Condensed Balance Sheet Information
Current assets	$104,834	$108,473
Non-current assets	62,389	71,638

Total assets	$167,223	$180,111

Current liabilities	$49,725	$33,471
Long term debt	14,149	8,719
Other non current liabilities	5,877	6,035
Total equity	97,472	131,886

Total liabilities and equity	$167,223	$180,111

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from certain non-recurring costs associated with the purchase of Combustion Components Associates, Inc. and transitioning to our new manufacturing facilities, offset by the gain on the sale of the former manufacturing facility in Denton, Texas, and the impairment of goodwill and intangibles in fiscal 2014, and the impairment of the advances made under a manufacturing license agreement and the write off of deferred financing charges upon the early extinguishment of debt in fiscal 2013. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.